Exhibit 10.28

AGREEMENT FOR TERMINATION OF LEASE AND VOLUNTARY SURRENDER OF PREMISES

This Agreement for Termination of Lease and Voluntary Surrender of Premises (this “Agreement”) is made as of the 8th day of December, 2008 (the “Execution Date”), by and between ARE-San Francisco No. 41, LLC, a Delaware limited liability company (“Alexandria”) and Cell Genesys, Inc., a Delaware corporation (“Cell Genesys”) with reference to the following:

RECITALS

A. Alexandria (as successor-in-interest to Drawbridge/Forbes, L.L.C., a California limited liability company) and Cell Genesys are parties to that certain Lease dated March 3, 2001, as amended by that certain First Amendment to Lease dated February 20, 2002, and by that certain Lease Commencement Date Certificate fully executed as of February 24, 2003 (as amended, the “Lease”) for premises located at that certain real property commonly known as 500 Forbes Boulevard, South San Francisco, California being more particularly described in the Lease (the “Premises”). All initially capitalized terms not defined specifically herein shall have the meanings set forth in the Lease.

B. Alexandria is currently negotiating with a third party (“New Tenant”) to enter into a new lease of the Premises (the “New Lease”).

C. Cell Genesys desires to terminate the Lease, which termination will be earlier than the date of termination set forth in the Lease.

D. Alexandria is willing to agree to the early termination of the Lease subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, in further consideration of the mutual promises made herein, and for other good and valuable consideration, receipt of which is acknowledged, Alexandria and Cell Genesys agree as follows:

1. Termination Date. Alexandria and Cell Genesys hereby agree that, except to the extent this Agreement is terminated pursuant to Section 10 hereof, the Lease shall automatically terminate without further action of Alexandria or Cell Genesys on 11:59 p.m. on January 2, 2009 (“Termination Date”). The Lease shall remain in full force and effect until the Termination Date; provided, that, Cell Genesys shall have no obligation to pay Base Monthly Rent and Additional Rent for the month of January, 2009; provided, further, if this Agreement is terminated for any reason prior to the Termination Date, then Base Monthly Rent and Additional Rent for the month of January, 2009 shall notwithstanding the foregoing immediately become due and owing.

2. Termination. Subject only to the License, Cell Genesys represents and warrants that it has vacated or will vacate the Premises on or before the Termination Date. Subject only to the License, Cell Genesys hereby surrenders all rights of possession of the Premises effective as of the Termination Date. Subject only to the License, if Cell Genesys remains in possession of the Premises after the Termination Date without the express written consent of Alexandria, Cell Genesys shall become a tenant at sufferance upon the terms of the Lease except that the monthly rental shall be equal to 200% of Base Monthly Rent in effect during December 2008. In addition, subject only to the License, if Cell Genesys remains in possession of the Premises after the date which is 7 days after the Termination Date, then Cell Genesys shall be responsible for all damages suffered by Alexandria resulting from or occasioned by Cell

Genesys’ holding over, including consequential damages. Subject only to the License, Cell Genesys specifically acknowledges that Cell Genesys’ holdover in the Premises following the Termination Date may, without limitation, result in liability of Alexandria under the New Lease. No holding over by Cell Genesys, whether with or without consent of Alexandria, shall operate to extend the Lease and this Section 2 shall not be construed as consent for Cell Genesys to retain possession of the Premises following the Termination Date. Acceptance by Alexandria of Base Monthly Rent and Additional Rent after the Termination Date shall not result in a renewal or reinstatement of the Lease. After the Termination Date, subject only to the License, Cell Genesys shall have no rights of any kind with respect to the Premises.

3. Intentionally Deleted.

4. Surrender; Cell Genesys’ FF&E. Notwithstanding anything in the Lease to the contrary, (i) subject only to the License and any other obligations of Cell Genesys with respect to Hazardous Materials which survive the termination of the Lease, Cell Genesys shall surrender the Premises to Alexandria on the Termination Date broom clean but otherwise in its current as-is condition and Alexandria shall accept the Premises in such condition, (ii) Cell Genesys shall not remove or restore any Tenant Improvements or Alterations from the Premises, (iii) Cell Genesys shall not remove any desks, cubicles, chairs, credenzas, conference tables or other conference room furniture, reception desks or tables or other reception area furniture, phone systems, real property fixtures, built-in machinery and equipment, built-in casework and cabinets and other similar additions and improvements built into the Premises so as to become an integral part of the Premises such as fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switchs existing in the Premises as of the Execution Date (collectively, “Cell Genesys’ FF&E”), and (iv) Cell Genesys shall not be required to perform any restoration of any alterations or installations to the Premises or pay any removal costs thereof. Cell Genesys shall not remove any of Cell Genesys’ FF&E from the Premises without Alexandria’s prior written consent in Alexandria’s sole and absolute discretion. Cell Genesys has delivered to Alexandria an executed bill of sale in the form attached hereto as Exhibit A (“Bill of Sale”) conveying Cell Genesys’ FF&E to Alexandria; provided, that the Bill of Sale shall not be effective until the Termination Date.

5. Intentionally Deleted.

6. No Further Obligations. Alexandria and Cell Genesys agree that Alexandria and Cell Genesys are excused as of the Termination Date from any further obligations with respect to the Lease, excepting only such obligations under the Lease which are, by their terms, intended to survive termination of the Lease, and as otherwise provided herein. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Alexandria may have with respect to Cell Genesys in connection any Hazardous Materials (as defined in the Lease) or for violations of any governmental requirements or any requirements of applicable law.

7. Removal of Personal Property. Cell Genesys agrees that the Premises shall be surrendered free of the personal property of Cell Genesys other than Cell Genesys’ FF&E which personal property Cell Genesys shall remove from the Premises on or before the License Expiration Date (as hereinafter defined). Any personal property of Cell Genesys other than Cell Genesys’ FF&E remaining in the Premises as of the License Expiration Date shall be deemed to be abandoned by Cell Genesys, and may be disposed of by Alexandria, in Alexandria’s sole discretion, without obligation or liability to Cell Genesys.

8. Release of Liability. As of the Termination Date, Cell Genesys releases and exculpates Alexandria from any liability arising from the Lease, and from the termination of the Lease. As of the License Expiration Date, Cell Genesys releases and exculpates Alexandria from any liability arising from the License, and from the termination of the License. The foregoing releases extend to all rights of Cell Genesys under Section 1542 of the California Civil Code and any similar law of any state or territory of the United States, which are hereby expressly waived and relinquished by Cell Genesys. Section 1542 reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

_____________________

Cell Genesys’ Initials

Cell Genesys acknowledges that this release and waiver are an essential and material term of this Agreement, without which Alexandria would not become a party to this Agreement. Cell Genesys represents and warrants, that to its knowledge Cell Genesys has no claims against Alexandria arising from the Lease or otherwise with respect to the Premises.

9. Intentionally Deleted.

10. Termination Fee. On or before December 8, 2008, Cell Genesys shall pay to Alexandria in immediately available funds, in consideration of Alexandria’s agreement to terminate the Lease, a payment which shall be in the amount of $14,714,705.50 (the “Termination Fee”). The termination of the Lease shall be subject to the condition precedent that Cell Genesys shall have timely paid the Termination Fee to Alexandria in immediately available funds. If payment of the Termination Fee is not timely made by Cell Genesys, then Alexandria may in its sole and absolute discretion deliver written notice to Cell Genesys terminating this Agreement, in which case, this Agreement shall be null and void and shall thereafter be of no further force of effect. Alexandria and Cell Genesys acknowledge and agree that Alexandria’s agreement to terminate the Lease pursuant to the terms and conditions set forth in this Agreement will result in immediate and direct benefits to Cell Genesys and the Termination Fee is being paid by Cell Genesys in consideration of such benefits. Alexandria acknowledges that the Termination Fee includes all Base Monthly Rent and Additional Rent payable by Cell Genesys under the Lease up to and including the Termination Date.

11. Memorandum of Lease. Alexandria and Cell Genesys acknowledge and agree that a memorandum of the Lease was recorded March 7, 2002 as Instrument No. 2002-042198 in the Official Records of San Mateo County, California (“Memorandum of Lease”). Cell Genesys has delivered to Alexandria a quitclaim deed terminating the Memorandum of Lease in the form of Exhibit B attached hereto executed by Cell Genesys and acknowledged by a notary (the “Quitclaim Deed”); provided, that, the Quitclaim Deed shall not be effective and Alexandria shall not cause the Quitclaim Deed to be recorded until the Termination Date.

12. Letter of Credit. Alexandria and Cell Genesys acknowledge and agree that Alexandria is holding a security deposit in the form of a standby letter of credit in the amount of $1,899,357.00 securing Cell Genesys’ obligations under the Lease (the “Letter of Credit”). Notwithstanding anything in the Lease to the contrary, Alexandria shall return the original Letter of Credit along with a letter on Alexandria’s letterhead instructing the issuing bank to cancel the Letter of Credit to Cell Genesys on or before March 16, 2009. In addition to the other purposes set forth in the Lease, Alexandria may apply the Security Deposit to remedy any default or other failure by Cell Genesys in fully performing Cell Genesys’ obligations under this Agreement, including, without limitation, the disgorgement of the Termination Fee by Alexandria or any requirement to repay the Termination Fee to Cell Genesys, including, without limitation, as a result of a preference action in bankruptcy.

13. No Assignment or Subletting. Cell Genesys represents and warrants that Cell Genesys has not assigned, subleased, mortgaged, pledged, encumbered or otherwise transferred any interest in the Lease or Cell Genesys’ FF&E and that Cell Genesys holds the interest in the Premises set forth in the Lease as of the date of this Agreement. Notwithstanding anything to the contrary set forth in the Lease, Cell Genesys shall not assign, sublease, mortgage, pledge, encumber or otherwise transfer any interest in the Lease or Cell Genesys’ FF&E, including, without limitation, any assignment or subletting to a Permitted Assignee.

14. No Further Modification/Counterparts/Authorization. This Agreement may not be modified or terminated except in writing signed by all parties. This Agreement may be executed in counterparts which, taken together, will constitute one agreement binding on the parties. The persons signing below represent and warrant that they are duly authorized to execute this Agreement.

15. Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns.

16. Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party.

17. Conflict of Laws. This Agreement shall be governed by the laws of the state in which the Premises are located.

18. Headings. Section headings in this Agreement are for convenience of reference only, and shall not be construed to affect or modify the substantive meaning of any Section hereof.

19. Cell Genesys’ Acknowledgment. Cell Genesys acknowledges that it has read the foregoing provisions, understands them, and is bound by them. Time is of the essence in this Agreement.

20. License.

(a) License. Notwithstanding the termination of the Lease, Alexandria hereby gives Cell Genesys an exclusive, irrevocable license (i) to use the Buildings for general office purposes solely related to Cell Genesys’ business and for no other purposes, (ii) subject to Alexandria’s rules and regulations, for ingress and egress to and from the Buildings, (iii) subject to Alexandria’s rules and regulations, for ingress and egress to and from the Buildings for the purposes of removing Cell Genesys’ personal property other than Cell Genesys’ FF&E from the Buildings, (iv) subject to Alexandria’s rules and regulations, to park in those areas designated for non-reserved parking, in common with other occupants of the Buildings and (v) to use Cell Genesys’ FF&E (collectively, the “License”). The License shall automatically expire on 11:59 p.m. on January 30, 2009 (“Outside License Expiration Date”); provided, that, Cell Genesys may elect to terminate the License prior to the Outside License Expiration Date by providing 5 days prior written notice to Alexandria (a “License Termination Notice”). The date which is the earlier of (i) the Outside License Expiration Date and (ii) the date upon which Cell Genesys (A) has given Alexandria a License Termination Notice and (B) has fully vacated the Buildings in the condition required by this Section 20 and removed all of Cell Genesys’ personal property except

Cell Genesys’ FF&E from the Buildings shall be referred to herein as, the “License Expiration Date”. If the Lease terminates for any reason other than pursuant to this Agreement, then the License shall be null and void and of no further force and effect.

(b) Terms and Conditions. Except to the extent expressly in conflict with the preceding paragraph (a) (in which case the preceding paragraph (a) shall control), the License shall be subject to the terms and conditions of the Lease; provided, that, Cell Genesys shall have no obligation to pay Base Monthly Rent, Additional Rent or utility costs following the Termination Date and Cell Genesys shall be a licensee of the Buildings and not a tenant. Upon the License Expiration Date, if requested by Alexandria, Cell Genesys shall promptly execute and deliver to Alexandria a written agreement in a form satisfactory to Alexandria evidencing the termination of the License and Cell Genesys’ right to possession of the Buildings.

(c) Holding Over. If Cell Genesys remains in possession of the Buildings after the Outside License Expiration Date without the express written consent of Alexandria, Cell Genesys shall become a non-exclusive licensee upon the terms of the License, which License shall be revocable thereafter, except that Cell Genesys shall owe Alexandria a fee equal to 200% of Base Monthly Rent in effect during December 2008 prorated on a daily basis (“License Fee”) for each day after the Outside License Expiration Date that Cell Genesys continues to remain in possession of the Buildings. In addition, if Cell Genesys remains in possession of the Buildings after the date which is 7 days after the Outside License Expiration Date, then Cell Genesys shall be responsible for all damages suffered by Alexandria resulting from or occasioned by Cell Genesys’ holding over, including consequential damages and (C) Alexandria may pursue all rights and remedies available at law or in equity against Cell Genesys as a holdover licensee of any portion of the Buildings which Cell Genesys continues to occupy. Cell Genesys specifically acknowledges that Cell Genesys’ holdover in the Buildings following the Outside License Expiration Date may, without limitation, result in liability of Alexandria under the New Lease. No holding over by Cell Genesys with respect to the Buildings, whether with or without consent of Alexandria, shall operate to extend the Lease or the License and this Section 20 shall not be construed as consent for Cell Genesys to retain possession of the Buildings following the Outside License Expiration Date. Acceptance by Alexandria of the License Fee after the Outside License Expiration Date shall not result in a renewal or reinstatement of the Lease or the License. After the Outside License Expiration Date, Cell Genesys shall have no rights of any kind with respect to the Buildings, the License or otherwise.

(d) Surrender. Cell Genesys shall surrender the Buildings to Alexandria on or before the Outside License Expiration Date in the same condition required under Section 4 above as to the Premises.

(e) Cooperation. Cell Genesys acknowledges and agrees that following the execution and delivery of the New Lease, Alexandria, New Tenant and their architects, engineers, design development staff, consultants and agents may immediately begin certain design and development work related to New Tenant’s use and occupancy thereof (“Preparation Work”); provided, that, the Preparation Work shall not include the construction of any improvements within the Buildings prior to the License Expiration Date, and shall not unreasonably interfere with Cell Genesys’ operations at the Buildings. Subject to the foregoing, during Cell Genesys’ use of the License and occupancy of the Buildings, Cell Genesys shall fully cooperate with Alexandria and New Tenant regarding the performance of the Preparation Work.

21. Severability. If any clause or provision of this Agreement (including the License) is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intent of the parties hereto that the remainder of this Agreement, and the validity, enforceability and legality thereof, shall not be affected or impaired thereby in any way.

22. Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Agreement and made a part hereof.

23. Brokers. Cell Genesys and Alexandria each represents and warrants that no broker, agent or other person (collectively, “Broker”) is owed any commission or other form of compensation in connection with the execution and delivery of this Agreement. Cell Genesys and Alexandria each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Cell Genesys or Alexandria, as applicable, with regard to this Agreement.

24. Confidentiality Provisions.

(a) Confidential Information. Except as expressly permitted in this Section 24, neither party nor its agents, servants, employees, invitees and contractors will, without the prior written consent of the other party, disclose any Confidential Information of the other party to any third party. Information will be considered “Confidential Information” of a party if either (a) it is disclosed by the party to the other party in tangible form and is conspicuously marked “Confidential”, “Proprietary” or the like; or (b) it is disclosed by one party to the other party in non-tangible form and is identified as confidential at the time of disclosure. In addition, notwithstanding anything in this Agreement to the contrary, the terms of this Agreement (but not its mere existence) will be deemed Confidential Information of each party.

(b) Confidential Information—Exceptions. Other than the terms and conditions of this Agreement, information will not be deemed Confidential Information hereunder if such information (a) is known to the receiving party prior to receipt from the disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (b) becomes known (independently of disclosure by the disclosing party) to the receiving party directly or indirectly from a source other than one having an obligation of confidentiality to the disclosing party; (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the receiving party; or (d) is independently developed by the receiving party. The terms and conditions of this Agreement will cease being confidential if, and only to the extent that, they become publicly known, except through a breach of this Agreement by the receiving party.

(c) Confidentiality—Exceptions. Each party will secure and protect the Confidential Information of the other party (including, without limitation, the terms of this Agreement) in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. Each party may disclose the other party’s Confidential Information where (a) the disclosure is required by applicable law or regulation or by an order of a court or other governmental body having jurisdiction after giving reasonable notice to the other party with adequate time for such other party to seek a protective order; (b) if in the opinion of counsel for such party, disclosure is advisable under any applicable securities laws regarding public disclosure of business information; (c) the disclosure is reasonably necessary and is to that party’s or its affiliates’ employees, officers, directors, attorneys, accountants, consultants and other advisors, or the disclosure is otherwise necessary for a party to exercise its rights and perform its obligations under this Agreement, so long as in all cases the disclosure is no broader than necessary and the party who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential or (d) the disclosure is reasonably necessary for a party to conclude a business transaction. Each party is responsible for ensuring that any Confidential Information of the other party that the first party discloses pursuant to this Section 24 is kept confidential by the person receiving the disclosure.

25. OFAC. Cell Genesys is currently (a) in compliance with and shall at all times prior to the expiration of the License remain in compliance with the regulations of the Office of

Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

26. Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at the following addresses:

If to Alexandria:

ARE-San Francisco No. 41, LLC

c/o Alexandria Real Estate Equities, Inc.

385 E. Colorado Boulevard, Suite 299

Pasadena, CA 91101

Attention: Corporate Secretary

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

55 Second Street, 24th Floor

San Francisco, CA 94105

Attention: Stephen I. Berkman, Esq.

If to Cell Genesys:

Cell Genesys

500 Forbes Boulevard

South San Francisco, CA 94080

Attention: Sharon E. Tetlow

with a copy to:

Holme Roberts & Owen LLP

560 Mission Street 25th Floor

San Francisco, CA 94105

Attention: Kenneth R. Whiting. Esq.

Alexandria and Cell Genesys may from time to time by written notice to the other designate another address for receipt of future notices.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALEXANDRIA:

ARE-SAN FRANCISCO NO. 41, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

	By:	ARE-QRS CORP., a Maryland corporation, general partner
		By:	/S/ ERIC S. JOHNSON
		Name:	Eric S. Johnson
		Title:	Assistant Vice President Real Estate Legal Affairs

CELL GENESYS: CELL GENESYS, INC., a Delaware corporation

By:	/S/ STEPHEN A. SHERWIN, M.D.
Name:	Stephen A. Sherwin, M.D.
Title:	Chairman and CEO

EXHIBIT A

FORM BILL OF SALE

THIS BILL OF SALE (“Bill of Sale”) is made as of December     , 2008, by CELL GENESYS, INC., a Delaware corporation (“Cell Genesys”), to ARE-SAN FRANCISCO NO. 41, LLC, a Delaware limited liability company (“Alexandria”)

RECITALS

A. Alexandria (as successor-in-interest to Drawbridge/Forbes, L.L.C., a California limited liability company) and Cell Genesys are parties to that certain Lease dated March 3, 2001, as amended by that certain First Amendment to Lease dated February 20, 2002, as amended by that certain Lease Commencement Date Certificate fully executed as of February 24, 2003 (as amended, the “Lease”) for premises located at that certain real property commonly known as 500 Forbes Boulevard, South San Francisco, California being more particularly described in the Lease.

B. Alexandria and Cell Genesys have entered into that certain Agreement for Termination of Lease and Voluntary Surrender of Premises dated as of December     , 2008 (the “Termination Agreement”), with respect to, among other things, the termination of the Lease and the conveyance of “Cell Genesys’ FF&E” (as defined in the Termination Agreement) effective on January 2, 2009 to Alexandria.

C. The Termination Agreement requires Cell Genesys to convey all of Cell Genesys’ right, title and interest in and to Cell Genesys’ FF&E to Alexandria.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cell Genesys hereby agrees as follows:

1.	Unless the context otherwise requires, all capitalized terms used but not otherwise defined herein shall have the respective meanings provided therefor in the Termination Agreement.

2.	As of the Termination Date, Cell Genesys does hereby unconditionally, absolutely, and irrevocably grant, bargain, sell, transfer, assign convey, set over and deliver unto Alexandria all of Cell Genesys’ right, title and interest in and to Cell Genesys’ FF&E. This Bill of Sale shall not be effective until the Termination Date.

3.	Cell Genesys represents and warrants that its title to Cell Genesys’ FF&E is free and clear of all liens, mortgages, pledges, security interests, prior assignments, encumbrances and claims of any nature. Cell Genesys hereby expressly disclaims any other warranty, express or implied whatsoever with respect to Cell Genesys’ FF&E.

4.	This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

5.	This Bill of Sale and the legal relations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of law.

[ Signature on next page ]

IN WITNESS WHEREOF, this Bill of Sale was made and executed as of the date first above written.

CELL GENESYS: CELL GENESYS, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT B

FORM QUITCLAIM DEED

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

ARE-San Francisco No. 41, LLC

c/o Alexandria Real Estate Equities, Inc.

385 East Colorado Blvd., Suite 299

Pasadena, CA 91101

Attention: Corporate Secretary

(Space Above Line for Recorder’s Use Only)

APN: 015-210-140

DOCUMENTARY TRANSFER TAX: $0.00

QUITCLAIM DEED

DRAWBRIDGE/FORBES, LLC, a California limited liability company (“Drawbridge/Forbes”) and CELL GENESYS, INC., a Delaware corporation (“Grantor”) entered into that certain Lease dated March 31, 2001 (as amended to date, the “Lease”) affecting that certain real property located in the City of South San Francisco, County of San Mateo, State of California commonly known as 500 Forbes Boulevard being more particularly described on Exhibit A attached hereto and incorporated herein by reference (the “Property”).

Drawbridge/Forbes and Grantor recorded that certain Memorandum of Lease on March 7, 2002 as Instrument No. 2002-042196 in Official Records of San Mateo County (the “Memorandum”) memorializing the existence of the Lease.

ARE-SAN FRANCISCO NO. 41, LLC, a Delaware limited liability company (“Grantee”) has succeeded to Drawbridge/Forbes’ interest in the Property and the Lease.

Grantor and Grantee have terminated the Lease effective on January 2, 2009 and desire this Quitclaim Deed to be executed and recorded in order to terminate the Memorandum and to evidence the termination of the Lease and Grantee’s surrender of all rights of possession of the Property.

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Grantor hereby does remise, release and forever quitclaim to Grantee the Property.

[SIGNATURE ON NEXT PAGE]

Dated: December     , 2008

CELL GENESYS, INC., a Delaware corporation

By:
Name:
Title:

State of California

County of

On		before me,

,
	Date		Here Insert Name and Title of Officer personally appeared

Name(s) of Signer(s)

,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Place Notary Seal Above

Signature
Signature of Notary Public

EXHIBIT A TO FORM QUITCLAIM DEED

LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SOUTH SAN FRANCISCO, COUNTY OF SAN MATEO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

PARCEL 12, AS SHOW UPON THE PARCEL MAP ENTITLED, “PARCEL MAP BEING A RESUBDIVISION OF A PORTION OF LOT 5, BLOCK 4, CABOT, CABOT & FORBES INDUSTRIAL PARK, UNIT NO. 1, RECORDED FEBRUARY 26, 1965, IN VOLUME 61 OF MAPS, AT PAGES 45 THROUGH 49, AND A PORTION OF THE LANDS OF CABOT, CABOT & FORBES CALIFORNIA PROPERTIES, INC. (BOOK 4663 OF OFFICIAL RECORDS, AT PAGE 546), ALSO BEING A RESUBDIVISION OF LOT 10 AS SHOWN ON THAT PARCEL MAP RECORDED JUNE 17, 1969, IN BOOK 8 OF PARCEL MAPS, AT PAGE 5, FILED IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SAN MATEO, STATE OF CALIFORNIA, ON AUGUST 15, 1969, IN BOOK 8 OF PARCEL MAPS, AT PAGE 23, EXCEPTING THEREFROM WATER RIGHTS AS LIE BENEATH THE SURFACE OF THE EARTH, AS DESCRIBED IN QUITCLAIM DEED FROM CABOT, CABOT & FORBES CALIFORNIA PROPERTIES, INC., A DELAWARE CORPORATION, TO CALIFORNIA WATER SERVICE COMPANY, A CALIFORNIA CORPORATION, RECORDED MARCH 23, 1965, IN BOOK 4917, PAGE 314, SERIES NO. 29235-Y, SAN MATEO COUNTY RECORDS.

APN: 015-210-140